The Board of Directors
Checkers Drive-In Restaurants, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-92882 and No. 33-95506) on Form S-3 and the registration statements (No. 33-47063 arid No. 33-80236) on Form S-8 of Checkers Drive-In Restaurants, Inc. of our report dated March 3, 1997, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 30, 1996 and January 1, 1996, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three-year period ended December 30, 1996 and all related schedules, which report appears in the December 30, 1996 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

                                               KPMG PEAT MARWICK LLP

Tampa, Florida
March 27, 1997































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